                                                                    EXHIBIT 12.3
                                      TWE
                      RATIO OF EARNINGS TO FIXED CHARGES
                         (IN MILLIONS, EXCEPT RATIOS)

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
                                                                                  HISTORICAL
                                                        ---------------------------------------------------------------
                                                           SIX MONTHS
                                                             ENDED
                                                            JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                        ----------------      -----------------------------------------
                                                        1996        1995      1995      1994      1993    1992      1991
                                                        ----        ----      ----      ----      ----    ----      ----
EARNINGS:
      Net income before income taxes and
         extraordinary item........................     $207        $ 96    $  183      $201      $272    $210      $132
      Interest expense.............................      239         296       571       563       573     436       479
      Amortization of capitalized interest.........       17          16        33        25        19      18        22
      Portion of rents representative of an
         interest factor...........................       31          27        58        47        39      33        27
      Adjustment for partially-owned subsidiaries
         and 50%-owned companies...................      108          48       175        24        22      80        30
      Undistributed losses of less than 50%-owned
         companies.................................       15          20        76        58        14      40        58
                                                        ----        ----    ------      ----      ----    ----      ----
                Total earnings.....................     $617        $503    $1,096      $918      $939    $817      $748
                                                        ====        ====    ======      ====      ====    ====      ====
FIXED CHARGES:
      Interest expense.............................     $239        $296    $  571      $563      $573    $436      $479
      Capitalized interest.........................       17          16        33        25        20      15        17
      Portion of rents representative of an
         interest factor...........................       31          27        58        47        39      33        27
      Adjustment for partially-owned subsidiaries
         and 50%-owned companies...................       16          13        27        24        22      80        31
                                                        ----        ----    ------      ----      ----    ----      ----
                Total fixed charges................     $303        $352    $  689      $659      $654    $564      $554
                                                        ====        ====    ======      ====      ====    ====      ====
Ratio of earnings to fixed charges.................      2.0x        1.4x      1.6x      1.4x      1.4x    1.4x      1.4x
                                                        ====        ====    ======      ====      ====    ====      ====

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